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                                  EXHIBIT 99.1

                          RHYTHMS NETCONNECTIONS, INC.
                         NOTICE OF GRANT OF STOCK OPTION

                  Notice is hereby given of the following option grant (the "Option") to purchase shares of the Common Stock of Rhythms NetConnections, Inc. (the "Corporation"):

                  OPTIONEE:  Steve Stringer

                  GRANT DATE:  June 10, 1999

                  VESTING COMMENCEMENT DATE:  June 10, 1999

                  EXERCISE PRICE:  $14.23  per share

                  NUMBER OF OPTION SHARES:  70,252 shares

                  EXPIRATION DATE:  June 9, 2009

                  TYPE OF OPTION:   Non-Statutory Stock Option

                  EXERCISE SCHEDULE: The Option shall become exercisable for the Option Shares in a series of twenty-four (24) successive equal monthly installments upon Optionee's completion of each month of Service over the twenty-four (24) month period measured from the Vesting Commencement Date. In no event shall the Option become exercisable for any additional Option Shares after Optionee's cessation of Service.

                  Optionee understands and agrees that the Option is granted subject to and in accordance with the terms of the Stock Option Agreement attached hereto as EXHIBIT A. Optionee further agrees to be bound by the terms of the Option as set forth in the Stock Option Agreement.

                  EMPLOYMENT AT WILL. Nothing in this Notice or in the attached Stock Option Agreement shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee's Service at any time for any reason, with or without cause.

                  DEFINITIONS. All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the attached Stock Option Agreement.

DATED: JUNE 10,  1999

                                      RHYTHMS NETCONNECTIONS INC.

                                      By:
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                                      Title:
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                                      ____OPTIONEE

ATTACHMENT
EXHIBIT A - STOCK OPTION AGREEMENT    Address:
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